Exhibit 3.19.1

ARTICLES OF INCORPORATION

OF

NU-PMT, INC.

The undersigned incorporator, who is over 18 years of age, for the purpose of forming a corporation under The General and Business Corporation Law of Missouri, adopts the following Articles of Incorporation.

ARTICLE I

The name of the corporation is:

NU-PMT, Inc.

ARTICLE II

The address of the corporation’s initial registered office in Missouri is 2345 Grand Avenue, P.O. Box 418200, Kansas City, Missouri 64141, and the name of its initial registered agent at such address is John H. Kreamer.

ARTICLE III

(a)                                 The corporation shall have authority to issue 30,000 shares of common stock, each with a par value of $1.00.

(b)                                 Each shareholder shall be entitled to one vote for each share of the corporation’s outstanding common stock held of record by such shareholder on every matter submitted to a vote of the corporation’s shareholders, except that each shareholder shall have the right to vote such shares of common stock cumulatively in all elections for directors.

ARTICLE IV

No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.

ARTICLE V

The name of the incorporator is David W. Preston, whose place of residence is 456 W. 68th Street, Kansas City, Missouri 64113.

ARTICLE VI

(a)                                 The number of directors to constitute the first Board of Directors is three (3). The number of directors to constitute all subsequent Boards of Directors shall be fixed by, or in the manner provided in, the corporation’s bylaws, provided that in no event shall such number be less than three. Any change in the number of directors to constitute the Board of Directors shall be reported by the corporation to the Missouri Secretary of State within 30 calendar days after such change.

(b)                                 The names of the persons to constitute the first Board of Directors are as follows:

Thom R. Cooper

Constance Cooper

John H. Kreamer

ARTICLE VII

The duration of the corporation is perpetual.

ARTICLE VIII

The corporation is formed for the following purposes:

(a)                                 to engage in the transportation of property by motor vehicle; to engage in transportation of motor vehicles under own power; to engage in the general transportation business and to buy, sell, lease or operate other motor carriers to engage in or arrange for transportation of property by railroad or waterway; to operate as common or contract carrier by motor vehicle, railroad or barge; to operate warehouses and engage in warehousing business; to buy, sell, deal and engage in the sale of motor vehicles and parts; to buy, sell, deal or engage in the sale or storage of petroleum products; to buy, sell, deal and engage in the sale of tires and other rubber products; to own, manage or operate rail, motor or water freight terminals with all other incidental purposes necessary to foregoing;

(b)                                         To buy, lease, rent or otherwise acquire, own, hold, use, divide, partition, develop, improve, operate and sell, lease, mortgage or otherwise dispose of and deal in real estate, leaseholds and any and all interests or estates in or relating to real estate and leaseholds; and to construct, manage, operate, improve, maintain and otherwise deal with buildings, structures and improvements situated or to be situated on any real estate or leasehold;

(c)                                          To engage in any mining, manufacturing, chemical, metallurgical, processing or related business, and to buy, lease, construct or otherwise acquire, own, hold, use, sell, lease, mortgage or otherwise dispose of plants, works, facilities and equipment therefor;

(d)                                         To buy, utilize, lease as lessee, rent, import, export, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease as lessor, mortgage, pledge, hypothecate, distribute and otherwise deal in at wholesale, retail or otherwise and as principal, agent or otherwise, all merchandise, machinery, tools, devices, apparatus, equipment and all other personal property, whether tangible or intangible, of every kind without limitation as to description, location or amount;

(e)                                          To apply for, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, enjoy, grant licenses in respect to, manufacture under, introduce, sell, assign, mortgage, pledge or otherwise dispose of:

(i)                                     Any and all inventions, devices, processes and formulas and any improvements and modifications thereto;

(ii)                                  Any and all letters patent of the United States of America or of any other country, state or locality, and all rights connected therewith or appertaining thereto;

(iii)                               Any and all copyrights granted by the United States of America or any other country, state or locality; and

(iv)                              Any and all trademarks, trade names, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any other country, state or locality, and to conduct and carry on its business in any or all of its various branches under any trade name or trade names;

(f)                                   To engage in, carry on and conduct research, experiments, investigations, analyses, studies and laboratory work for the purpose of discovering or improving products, articles and things, and to buy, construct, acquire, own, operate, maintain, lease, sell, mortgage, or otherwise dispose of laboratories and similar facilities, plants and any and all other establishments;

(g)                                  To enter into any lawful contract or contracts with individuals, firms, corporations, partnerships, other entities, and governments or any agencies or subdivisions thereof, including guaranteeing the performance of any contract or any obligation of any individual, firm, corporation or other entity;

(h)                                 To purchase or otherwise acquire, as a going concern or otherwise, to form or become a member of and to carry on, maintain and operate all or any part of the property or business of any corporation, firm, joint venture, general partnership, limited partnership, association, entity, syndicate or person whatsoever deemed to be of benefit to the corporation, or of use in any manner in connection with any of its purposes and to dispose of any interest therein upon such terms as may seem advisable to the corporation;

(i)                                     To purchase, redeem or otherwise acquire, hold, sell, pledge, reissue, transfer or otherwise deal in or encumber shares of the corporation’s own stock and to enter into agreements with respect thereto, provided that it shall not use its funds or property for the purchase, redemption or other acquisition of its own shares of stock when such use would be prohibited by law, the Articles of Incorporation or the bylaws of the corporation and that shares of its own stock belonging to it shall not be voted directly or indirectly;

(j)                                    To invest, lend and deal with moneys of the corporation in any lawful manner, and to acquire by purchase, by exchange of stock or other securities of the corporation, by subscription or otherwise, and to invest in, hold for investment or for any other purpose, and to use, sell, pledge or otherwise enter into any transaction (including “long” and “short” sales) with respect to, any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity or person, including individuals and partnerships, and while the owner thereof to exercise all of the rights, powers and privileges of ownership, including, among other things, the right to vote for all purposes and to give consents with respect thereto;

(k)                                 To borrow or raise money for any purpose of the corporation and to issue and sell bonds, promissory notes, debentures and other obligations and evidences of indebtedness in connection therewith; and to secure any loan, indebtedness or obligation of the corporation and the interest accruing thereon, and for that or any other purpose to mortgage, pledge, grant security interests in, hypothecate or charge all or any part of the present or hereafter acquired property, rights and franchises of the corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law;

(1)                                 To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof;

(m)                             To have one or more offices, to conduct its business, carry on its operations and promote its objects anywhere in the world, without restriction as to place, manner and amount, and to do any and all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others, but subject to applicable laws;

(n)                                 To make contributions to any corporation organized for civic, charitable, benevolent, scientific or educational purposes or to any incorporated or unincorporated association, community chest or community fund which is not operated or used for profit to its members but is operated for the purposes of raising funds for and distributing funds to civic, charitable, benevolent, scientific or educational organizations or agencies; and

(o)                                 In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful activity calculated to be of gain, profit or benefit to the corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the State of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general and business corporations organized for profit thereunder.

None of the purposes and powers specified in any of the paragraphs of this ARTICLE VIII shall be in any way limited or restricted by reference to or inference from the terms of any other paragraph, and the purposes and powers specified in each of the paragraphs of this ARTICLE VIII shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this ARTICLE VIII shall not be construed to restrict in any manner the general purposes and powers of the corporation, and the expression of one thing shall not be deemed to exclude another, although it be of like nature. The enumeration of purposes or powers herein shall not be deemed to exclude or in any way limit by inference any purposes or powers which the corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or impliedly by any reasonable construction of such laws.

ARTICLE IX

(a)                                 All powers of management, direction and control of the corporation shall be vested in the Board of Directors.

(b)                                 The corporation’s original bylaws shall be adopted by the corporation’s initial Board of Directors. The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: (i) by an affirmative vote of the holders of a majority of the corporation’s outstanding shares entitled to vote, or (ii) by an affirmative vote of a majority of the corporation’s directors then in office. Any change in the by-laws made by the corporation’s shareholders may thereafter be further changed by the corporation’s Board of Directors, unless the shareholders in making such change shall otherwise provide.

ARTICLE X

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way may be altered, amended, restricted, enlarged or repealed by laws of the State of Missouri or of the United States of America hereinafter adopted. The corporation reserves the right to amend or repeal these Articles of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.

These Articles of Incorporation have been signed this 20th day of July, 1988.

/s/ David W. Preston
David W. Preston,
Incorporator

STATE OF MISSOURI	)
) SS
COUNTY OF JACKSON	)

I, Stacy E. Buckley, a notary public, do hereby certify that on the 20th day of July, 1988, personally appeared before me David W. Preston, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ Stacy E. Buckley
Notary Public in and for said County and State
[SEAL]

My commission expires:
(print notary’s name here)
10/21/88
STACY E. BUCKLEY
Notary Public - State of Missouri
Commissioned in Jackson County
My Commission Expires Oct. 21, 1988